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                                    EXHIBIT 4

Masterpiece Technology Group, Inc.
455 Wards Corner Road - Loveland, Ohio 45140 - 513-831-6647 - FAX 513-831-5633

Rostom Daniel Rivera
1911 SW Campus Drive #467
Federal Way, WA 98023

Dear Mr. Rivera,

     The purpose of this letter is to confirm Mr. Daniel Rivera ("Advisor") the appointment by the Board of Directors of Masterpiece Technology Group, Inc. ("MTG"), for you to act as technical product advisor to MTG in connection with the development of various company products and acquisitions. We also confirm our understanding and agreement that the Advisor is being retained hereunder by and solely for the benefit of the Board of MTG and not by any third parties, including the Company's shareholders. In connection with our engagement as the Company's advisor as related to the product advisor proposal, the Advisor will provide the following services:

     (a) will provide advice to the Board, from time to time as it may request, on matters relating to product development advise and corporate acquisitions;

     (b) if requested by the Board, Advisor will prepare and deliver to the Board the following documents (collectively, the "Opinions"):

          (i) a formal review of the product structure of the Company's medical record product and practice management product;

          (ii) an opinion as to the fairness from a medical point of view of the acquisition candidates which may fall into the Company's medical division;

          (iii) if requested by the Board, we will participate in the product development and planning for our medical records, practice management and other software modules the company may require; and

          (iv) will provide such other advice to the Board directly related to the financial advisory services described above as may reasonably be requested by the Board.

1. The Opinions will be prepared in accordance with the professional judgment of the Advisor and will comply with applicable securities law requirements. The Advisor and its counsel will discuss with the Board and its counsel policy requirements before delivering the Opinions. Any advice or opinions (including the Opinions) to be provided by us hereunder will be made subject to and will be based upon such limitations, qualifications and reservations as the Advisor, in its judgment, deems necessary or prudent in the circumstances.

2. None of the Opinions or any of our other oral or written opinions or advice, (including the contents of any materials provided by the Advisor and any oral or written presentation to the Board made by the Advisor) in connection with this engagement is to be used, reproduced, published or distributed in whole or in part to any third party without the prior written consent of the board (except as required by applicable securities law requirements and then only after consultation with the board). Such consent will extend only to the disclosure of the specific Opinion in the particular document as described in the consent, and will not extend to any subsequent disclosure in any other document needed for circulation. Any document or product prepared by Advisor for the Board will be in form and substance satisfactory to the board and shall be considered confidential, as described herein, information given by the Advisor to the board.

3. You and the Board further acknowledge that you and the Board, respectively will use your best efforts to ensure that all information concerning the Company and the candidate will be provided to us, directly or indirectly, orally or in writing, by you or your respective agents and advisors in connection with the Opinions will be accurate and complete in all material respects and will not be misleading in any material respect.

4. In connection with the performance of product advisory services hereunder, Advisor will keep confidential and will use only for the purpose of performing the services described herein all information, whether written or oral, acquired from the Board and the Company in connection with our work hereunder, except: (iv) information which was available to the public prior to the engagement or which thereafter becomes available to the public other than through a breach by parties of obligations hereunder; (v) information which was known to Advisor prior to the engagement; and (vi) information which Adviser is required to disclose by law (including applicable securities law requirements) or in connection with legal process or legal or regulatory proceedings. Advisors obligation under this section will survive the completion of this engagement for a period of five (5) years.

5. In consideration for the services hereunder, the Company will pay the Advisor Forty Thousand (40,000) shares of MTG S8 stock and Ten Thousand (10,000) shares of MTG 144 stock.

6. The Company agrees to indemnify and hold the Advisor to the fully extent permitted by law, harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (collectively, "Losses"), to which an Indemnified Party may become subject by reason of the performance of professional services rendered hereunder.

7. Advisor shall be reimbursed for all reasonable company authorized travel expenses.

8. The term of this agreement will be for a period beginning as of the date of your acceptance of this Agreement and ending on March 31, 2001.

9. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.

10. The invalidity or enforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provisions of this Agreement.

11. The Agreement resulting from acceptance of this letter constitutes the entire agreement between the parties with respect to the services described herein and supersedes any prior agreements or understandings made between the parties with respect thereto. No modification or amendment to this agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto.

If the foregoing correctly reflects the basis upon which the Company agrees to retain the Advisor, please sign and return one copy of this Agreement to us.

/s/ Newell Crane                                        /s/ R. Daniel Rivera
-------------------------                                 ---------------------
Newell Crane, CEO                                  R. Daniel Rivera, Advisor

Masterpiece Technology Group, Inc.